Exhibit 3.27
STATE OF DELAWARE
CERTIFICATE OF FORMATION
FOR
SUPREME PROTEIN, LLC

The undersigned, being an authorized person for the purposes of forming a limited liability company under the Delaware Limited Liability company Act, Chapter 18, Title 6, Delaware Code, Section 18-101 et seq. (the “Act”), hereby certifies pursuant to Section 18-201(a) of the Act, as follows:
ARTICLE I
The name of the limited liability company is Supreme Protein, LLC.
ARTICLE II
The address of the Company’s registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Company’s registered agent for service of process are: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
ARTICLE III
Management of the limited liability company shall be vested in one or more Managers in accordance with the company’s written operating agreement.

This Certificate of Formation was duly executed in accordance with and is being filed pursuant to the provisions of Section 18-201 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of March 8, 2012.

/s/ Michael Casid
Michael Casid, Organizer